Exhibit 99.1

DATE:	January 23, 2013 4:00 p.m. E.S.T.
CONTACT:	Archie M. Brown, Jr. President and CEO
MainSource Financial Group, Inc. 812-663-6734

MAINSOURCE FINANCIAL GROUP—NASDAQ, MSFG —
Announces Fourth Quarter and Full Year

2012 Operating Results and Increase to Common Dividend

•                  Fourth quarter earnings of $7.3 million - 21% increase over previous year

•                  Fourth quarter earnings of $0.34 per common share

•                  Common stock dividend increased to $.06 per share

•                  43% Increase in stock price for the year

•                  Return on Average Assets of 1.05%

•                  Tangible Common Equity Ratio of 8.8%

•                  Non-performing assets lower by $2.6 million from the third quarter of 2012

Greensburg, Indiana, Archie M. Brown, Jr., President and Chief Executive Officer of MainSource Financial Group, Inc. (NASDAQ: MSFG), announced today the unaudited financial results for the quarter and year ended December 31, 2012.  For the three months ended December 31, 2012, the Company recorded net income of $7.3 million, or $0.34 per common share, compared to net income of $6.0 million, or $0.26 per common share, in the fourth quarter of 2011.  The primary drivers of the increase in net income were an increase in mortgage banking income and a decrease in loan loss provision expense.  During the fourth quarter of 2012, the Company repurchased 19,050 shares of its Series A preferred stock in a privately negotiated transaction.  As a result of its repurchase of these shares, the Company has retired a total of 41,900 shares of the 57,000 shares of Series A preferred stock originally issued to the U.S. Treasury as part of the TARP program.  Also, during the fourth quarter of 2012, the Company completed its purchase of a branch in Shelbyville, Kentucky, as a result of which it acquired $27 million in loans and $35 million in deposits.

For the twelve months ended December 31, 2012, the Company reported net income of $27.3 million, or $1.30 per common share, compared to net income in 2011 of $23.8 million, or $1.03 per common share.  Similar to the fourth quarter results, the primary drivers of the increase in net income in 2012 compared to 2011 were an increase in mortgage banking income and a decrease in loan loss provision expense.

The Company also announced that the Board of Directors declared a first quarter common dividend of $0.06 per share at its January 22, 2013 meeting.  This represents an increase of $.03 per share from the dividend paid during the previous quarter.  The dividend is payable on March 15, 2013 to common shareholders of record as of March 5, 2013.

Mr. Brown commented on the fourth quarter, “We continue to be pleased with the growth in operating earnings.  Our earnings of $7.3 million were 21% higher than the same period one year ago.  Significant increases in mortgage banking, trust and brokerage and service charge income and lower loan loss provision expense more than offset a five percent decline in net interest income to provide a historically high level of earnings for the Company.”

Mr. Brown continued, “Total revenue for the quarter (excluding securities gains) increased 8.6% over the fourth quarter of 2011 and 2.6% over the linked quarter.  The increase in revenue was primarily related to higher fee income.  While we are pleased with this trend, we remain cautious about future revenue due to low levels of loan growth, continued low interest rates, minimal benefits from additional reductions in deposit rates and the eventual slowdown in mortgage refinancing activity.”

Mr. Brown continued, “Asset quality improved during the fourth quarter as non-performing assets, including troubled debt restructurings (“TDRs”), declined $2.6 million and were 2.09% of total assets, an 84 basis point decline from one year ago and a ten basis point reduction from September 30, 2012.  We anticipate further improvement in 2013 as $9.7 million in TDRs were moved to performing status effective January 1, 2013.”

Mr. Brown discussed expense trends, “Non-interest expense, excluding non-operating items, increased five percent over the fourth quarter of 2011.  This increase was primarily related to the purchase of the Shelbyville, Kentucky branch from American Founders Bank, the purchase of two retail brokerages in Seymour and Indianapolis, Indiana respectively, and the opening of three new branches in Columbus, Seymour, and Indianapolis, Indiana.  Seymour and Indianapolis were de novo entries into those communities and included investments in both commercial and retail banking.”  (See Regulation G Disclosure below for a reconciliation of the non-GAAP measure “Non-interest expense excluding non operating items” to GAAP.)

Mr. Brown discussed priorities for 2013, “Our primary focus is on the generation of loan balances.  Additionally, our priorities include continued reduction in problem loans and related expenses, limiting the growth in non-interest expense, evaluating the repurchase of the remaining Series A preferred stock and continuing to evaluate future dividend payout levels.  While the next year will present many challenges, we will continue to focus on improving the fundamentals of the Company.”

Mr. Brown concluded by saying, “We are pleased that MainSource is able to announce a dividend increase at this time.  The decision to raise the dividend was based upon the improved performance of the Company and our stable outlook.  We will continue to evaluate the level of the dividend, considering among other things the level of earnings, level of capital, asset quality and the underlying strength of the economy.  We appreciate the support of our shareholders over the last few years as we have worked to improve the Company.”

4TH QUARTER RESULTS

NET INTEREST INCOME

Net interest income was $23.2 million for the fourth quarter of 2012.  Net interest margin, on a fully-taxable equivalent basis, was 4.03% for the fourth quarter of 2012 which was twelve basis points below the fourth quarter of 2011 and two basis points lower than the third quarter of 2012.  The Company’s net interest margin decreased from a year ago due to the repricing of the asset side of the balance sheet.  While deposit and other funding costs have decreased over the same period, many of these accounts have reached, or are approaching, their floors.  Linked quarter net interest income (and the accompanying net interest margin) remained relatively flat as the repricing pressure on assets was offset by a decrease in funding costs as the Company prepaid a high-cost FHLB advance in the third quarter of 2012.  In addition, the Company closed on its branch acquisition in Shelbyville, Kentucky and added approximately $27 million in loan balances along with $35 million in deposit balances.

NON-INTEREST INCOME

The Company’s non-interest income was $11.7 million for the fourth quarter of 2012 compared to $14.2 million in the same period in 2011.  During the fourth quarter of 2011, the Company realized gains on the sale of investment securities of $6.4 million.  Excluding these gains, non-interest income would have been $7.8 million in the fourth quarter of 2011.  Mortgage banking income, which was $3.6 million for the fourth quarter of 2012, increased by $2.0 million from the same period a year ago due to the low rate environment and the addition of mortgage loan originators.  Other non-interest income increased from a year ago as the Company incurred a $0.4 million write-down in the prior period related to a lot the Company purchased in 2008 for potential future expansion.

NON-INTEREST EXPENSE

The Company’s non-interest expense was $23.7 million for the fourth quarter of 2012 compared to $28.7 million for the same period in 2011.  During the fourth quarter of 2011, the Company incurred non-recurring consulting expenses of $6.1 million.  Excluding this charge, total non-interest expense would have been $22.6 million.  The increase in operating expenses in the fourth quarter of 2012 compared to the same period a year ago related primarily to marketing and occupancy expenses as the Company entered several new markets in 2012 and consulting expenses related to fee revenue projects.

FULL YEAR RESULTS

NET INTEREST INCOME

Net interest income was $94.1 million for the full year 2012, which represents a decrease of $5.8 million when compared to the twelve months ended December 31, 2011.  Net interest margin, on a fully-taxable equivalent basis, decreased from 4.24% in 2011 to 4.08%

in 2012.  As rates have remained at historic lows for an extended period of time, the Company’s asset base has continued to reprice lower.  The Company’s cost of funds also decreased over the same period but to a lesser extent.  In addition to the decrease in the Company’s net interest margin, average earning assets decreased by approximately $47 million in 2012 compared to 2011.

NON-INTEREST INCOME

The Company’s non-interest income was $43.9 million for the full year 2012 compared to $45.3 million for 2011.  Excluding securities gains, non-interest income was $42.5 million in 2012 compared to $34.0 million in 2011.  The primary drivers of the increase were related to increases in mortgage banking income of $4.4 million and service charge income of $1.7 million as well as a decrease in OREO losses of $1.4 million.

NON-INTEREST EXPENSE

The Company’s non-interest expense was $94.8 million for the full year 2012 compared to $99.8 million for 2011.  During 2012, the Company incurred the following non-operating expenses: a $1.3 million charge related to the prepayment of an FHLB advance, $0.7 million of costs related to the closure of six branches, and $0.3 million of costs related to the U.S. Treasury’s auction of the Company’s Series A preferred stock.  Excluding these items, the Company’s non-interest expense would have been $92.5 million.  Excluding the non-recurring consulting expense charge of $6.1 million incurred in the fourth quarter of 2011, the Company’s non-interest expense would have been $93.7 million in 2011.  The decrease of $1.3 million was primarily attributable to the decrease in employee costs of $1.0 million which was achieved through the Company’s efficiency project in 2011.

ASSET QUALITY

Non-performing assets (NPA’s) were $57.8 million as of December 31, 2012, a decrease of $22.9 million from year-end 2011 and $2.6 million on a linked-quarter basis.  NPA’s represented 2.09% of total assets as of December 31, 2012 compared to 2.19% as of September 30, 2012 and 2.93% as of December 31, 2011.  Included in the $57.8 million of NPA’s was $15.1 million of loans classified as troubled debt restructurings (TDR’s).  Subsequent to year-end, five of these loans totaling $9.7 million are now classified as performing.  These credits were previously re-written using an A/B note structure.  As of January 1, 2013, the “A” notes related to these credits have performed in accordance with their terms and have a market rate of interest.  Therefore, the Company moved them out of non-performing status.

Net charge-offs were $5.3 million for the fourth quarter of 2012 and represented 1.35% of average loans on an annualized basis.  Total loan loss provision expense was $2.3 million in the fourth quarter of 2012.  The Company had specifically provided $1.8 million in provision expense in previous quarters for the three largest charge-offs taken during the fourth quarter which totaled approximately $2.7 million.  For the full year 2012, net charge-offs were $17.5 million or 1.13% of average loans.  The Company’s allowance for loan losses as a percent of total outstanding loans was 2.07% as of December 31, 2012 compared to 2.60% as of December 31, 2011.

MAINSOURCE FINANCIAL GROUP

(unaudited)

(Dollars in thousands except per share data)

	Three months ended December 31		Twelve months ended December 31
Income Statement Summary	2012	2011	2012	2011
Interest Income	$26,349	$28,967	$108,768	$121,611
Interest Expense	3,126	4,529	14,686	21,763
Net Interest Income	23,223	24,438	94,082	99,848
Provision for Loan Losses	2,250	3,200	9,850	17,800
Noninterest Income:
Trust and investment product fees	1,095	757	3,650	3,250
Mortgage banking	3,599	1,608	9,927	5,551
Service charges on deposit accounts	5,247	4,860	19,815	18,147
Gain on sales of securities	—	6,440	1,367	11,357
Interchange income	1,576	1,603	6,540	6,225
OREO gains/(losses)	(974)	(1,532)	(1,359)	(2,744)
Other	1,206	455	3,951	3,522
Total Noninterest Income	11,749	14,191	43,891	45,308
Noninterest Expense:
Employee	12,048	11,824	48,990	49,950
Occupancy & equipment	3,845	3,589	15,333	14,508
Intangible amortization	490	462	1,835	1,939
Marketing	1,316	765	4,397	4,057
Collection expenses	930	1,120	3,768	4,334
FDIC assessment	533	908	2,495	3,974
FHLB advance prepayment penalty	—	—	1,313	—
Consultant expense	575	6,111	1,150	6,547
Other	3,975	3,918	15,557	14,496
Total Noninterest Expense	23,712	28,697	94,838	99,805
Earnings Before Income Taxes	9,010	6,732	33,285	27,551
Provision (benefit) for Income Taxes	1,731	706	6,027	3,738
Net Income	$7,279	$6,026	$27,258	$23,813
Preferred Dividends & Accretion	(416)	(764)	(2,110)	(3,054)
Difference between consideration paid and carrying amount of redeemed preferred stock	55	—	1,357	—
Net Income Available to Common Shareholders	$6,918	$5,262	$26,505	$20,759

	Three months ended December 31		Twelve months ended December 31
Average Balance Sheet Data	2012	2011	2012	2011
Gross Loans	$1,555,551	$1,562,053	$1,553,617	$1,616,465
Earning Assets	2,461,889	2,515,375	2,479,035	2,525,879
Total Assets	2,759,934	2,796,356	2,760,723	2,790,899
Noninterest Bearing Deposits	373,487	305,930	348,858	288,908
Interest Bearing Deposits	1,793,772	1,894,577	1,814,906	1,925,543
Total Interest Bearing Liabilities	2,015,714	2,123,575	2,044,022	2,156,303
Shareholders’ Equity	335,940	335,054	334,488	319,953

	Three months ended December 31		Twelve months ended December 31
Per Share Data	2012	2011	2012	2011
Diluted Earnings Per CommonShare	$0.34	$0.26	$1.37	$1.03
Cash Dividends Per Common Share	0.03	0.01	0.08	0.04
Market Value - High	12.97	9.89	13.00	10.60
Market Value - Low	11.50	7.66	8.84	6.98
Average Outstanding Shares (diluted)	20,357,831	20,244,602	20,324,657	20,221,127

	Three months ended December 31		Twelve months ended December 31
Key Ratios (annualized)	2012	2011	2012	2011
Return on Average Assets	1.05%	0.85%	0.99%	0.85%
Return on Average Equity	8.62%	7.14%	8.15%	7.44%
Net Interest Margin	4.03%	4.15%	4.08%	4.24%
Efficiency Ratio	64.60%	70.91%	65.44%	65.52%
Net Overhead to Average Assets	1.72%	2.06%	1.85%	1.95%

	December 31	September 30	June 30	December 31
Balance Sheet Highlights	2012	2012	2012	2011
Total Loans (Excluding Loans Held for Sale)	$1,553,383	$1,531,525	$1,546,510	$1,534,379
Allowance for Loan Losses	32,227	35,246	38,289	39,889
Total Securities	902,341	902,178	896,037	876,090
Goodwill and Intangible Assets	70,940	69,337	68,182	69,082
Total Assets	2,769,288	2,755,006	2,766,633	2,754,180
Noninterest Bearing Deposits	405,167	350,790	364,030	334,345
Interest Bearing Deposits	1,779,887	1,732,228	1,821,066	1,825,555
Other Borrowings	191,470	251,499	196,492	201,694
Shareholders’ Equity	323,751	338,524	329,858	336,553

	December 31	September 30	June 30	December 31
Other Balance Sheet Data	2012	2012	2012	2011
Tangible Book Value Per Common Share	$11.72	$11.59	$11.23	$10.45
Loan Loss Reserve to Loans	2.07%	2.30%	2.48%	2.60%
Loan Loss Reserve to Non-performing Loans	89.48%	78.08%	81.48%	89.05%
Nonperforming Assets to Total Assets	1.54%	1.99%	2.05%	2.19%
NPA’s (w/ TDR’s) to Total Assets	2.09%	2.19%	2.34%	2.93%
Tangible Common Equity Ratio	8.82%	8.76%	8.44%	7.86%
Outstanding Shares	20,304,525	20,297,325	20,280,225	20,206,214

	December 31	September 30	June 30	December 31
Asset Quality	2012	2012	2012	2011
Special Mention Loans	$88,039	$89,289	$76,118	$136,099
Substandard Loans (Accruing)	28,775	33,255	61,991	63,379

Loans Past Due 90 Days or More and Still Accruing	$565	$379	$34	$3,266
Non-accrual Loans	35,451	44,763	46,959	41,529
Other Real Estate Owned	6,677	9,677	9,737	15,535
Total Nonperforming Assets (NPA’s)	$42,693	$54,819	$56,730	$60,330
Troubled Debt Restructurings (Accruing)	15,102	5,556	7,951	20,402
Total NPA’s with Troubled Debt Restructurings	$57,795	$60,375	$64,681	$80,732

Net Charge-offs - QTD	$5,269	$5,043	$2,752	$4,744
Net Charge-offs as a % of average loans (annualized)	1.35%	1.31%	0.71%	1.21%

Regulation G Disclosure

This press release includes non-GAAP financial measures. The non-GAAP financial information should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. However, we believe that non-GAAP reporting, giving effect to the adjustments shown in the reconciliations provided below, provides meaningful information and therefore we use it to supplement our GAAP information. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results, to illustrate the results of operations giving effect to the non-GAAP adjustments shown in the reconciliations and to provide an additional measure of performance.  We believe this information is helpful in understanding the results of operations separate and apart from items that may, or could, have a disproportionate positive or negative impact in any given period.

During both 2011 and 2012, the Company recorded certain expenses that are non-recurring in nature.  The Company believes that excluding these expenses from its discussion of the Company’s core operating expenses will provide investors with a basis to compare the Company’s operating results on a comparative basis without the material distortions caused by these non-recurring expenses.  The following table reconciles the non-GAAP financial measure “Non-Interest Expense Excluding Non-Recurring Items” with Non-Interest Expense as presented in accordance with GAAP.

	Quarter Ended	Quarter Ended
	12/31/12	12/31/11
Non-Interest Expense as Reported	$23,712	$28,697
Less Non-Operating Items:
Consulting Expenses	—	6,111
Non-Interest Expense Excluding Non-Operating Items	$23,712	$22,586

	Twelve Months	Twelve Months
	Ended	Ended
	12/31/12	12/31/11
Non-Interest Expense as Reported	$94,838	$99,805
Less Non-Operating Items:
Consulting Expenses	—	6,111
FHLB Advance Prepayment Penalty	1,313
Branch Closure Expenses	720	—
TARP Auction Expenses	300	—
Non-Interest Expense Excluding Non-Operating Items	$92,505	$93,694

MainSource Financial Group is listed on the NASDAQ National Market (under the symbol: “MSFG”) and is a community-focused, financial holding company with assets of approximately $2.8 billion. The Company operates 77 full-service offices throughout Indiana, Illinois, Kentucky and Ohio through its banking subsidiary, MainSource Bank, headquartered in Greensburg, Indiana. Through its non-banking subsidiary, MainSource Title LLC, the Company provides various related financial services.

Forward-Looking Statements

Except for historical information contained herein, the discussion in this press release includes certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are covered by the safe harbor provisions of such sections.  These statements are based upon management expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties (many of which are beyond management’s control). Factors which could cause future results to differ materially from these expectations include, but are not limited to, the following: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; the costs of funds; general market rates of interest; interest rates on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; changes in the quality or composition of the Company’s loan and investment portfolios; the Company’s ability to integrate acquisitions; the impact of our continuing acquisition strategy; and other factors, including various “risk factors” as set forth in our most recent Annual Report on Form 10-K and in other reports we file from time to time with the Securities and Exchange Commission.  These reports are available publicly on the SEC website, www.sec.gov, and on the Company’s website, www.mainsourcefinancial.com.